Exhibit 10.5

Amendments

To

Wyeth 1999 Stock Incentive Plan

Wyeth 1996 Stock Incentive Plan

Effective as of June 22, 2006, the Wyeth 1999 Stock Incentive Plan and the Wyeth 1996 Stock Incentive Plan were amended as follows:

(a) The section entitled “Amendment and Discontinuance” in the Wyeth 1999 Stock Incentive Plan and the Wyeth 1996 Stock Incentive Plan were amended by adding the following provision:

“No amendments, revision or discontinuance of the Plan shall, without the consent of a Participant, in any manner adversely affect his or her rights under any Awards theretofore granted under the Plan. Notwithstanding any provision in the Plan to the contrary, the Committee shall have the right to unilaterally amend, revise or discontinue the Plan, and any provision of the Plan and the Committee shall have the right to unilaterally amend, revise or discontinue any Option Agreement or award agreement, any provision of an Option Agreement or award agreement and any Participant elections under an Option Agreement or award agreement, in each case, without the consent of any Participant, where such amendment, revision or discontinuance is necessary or desirable to comply with applicable law or to ensure that, with respect to any Option, Restricted Stock award, Stock Appreciation Right or the cash or shares of common stock into which they are converted, the Participant is not subject to adverse or unintended tax consequences under Section 409A of the Code; provided, however, that, with respect to any Option or Stock Appreciation Right, nothing in the Plan shall require any amendment or revision to the definition of Change in Control. The discontinuance of the Plan shall not result in the acceleration of issuance of shares of Wyeth common stock, to the extent that such shares constitute a deferral of compensation for purposes of Section 409A of the Code, unless (i) all arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A if the same Participant participated in all such arrangements are terminated, (ii) no payments, other than payments that would be payable under the terms of such arrangements if the termination had not occurred, are made within 12 months of the termination of such arrangements, (iii) all payments are made within 24 months of the termination of the arrangements and (iv) the Company does not adopt a new arrangement that would be aggregated with the Plan under Section 409A if the same Participant participated in both arrangements, at any time within the five years following the date of Plan termination. All determinations and actions made by the Board of Directors or the Committee pursuant to this Section shall be final, conclusive and binding on all persons.”;

and

(b) By adding the following as Section 14:

“Section 409A. To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A, the Company intends for the Plan to comply with the standards for nonqualified deferred compensation established by Section 409A (the “409A Standards”). To the extent that any terms of the Plan would subject Participants to gross income inclusion, interest or an additional tax pursuant to Section 409A, those terms are to that extent superseded by the 409A Standards.”

Effective as of January 1, 2005, the Wyeth 1999 Stock Incentive Plan and the Wyeth 1996 Stock Incentive Plan were amended by adding the following as Section 6A(f) of such plans:

“Notwithstanding anything in the Plan to the contrary or any Option Agreement to the contrary, effective as of January 1, 2005, no optionee shall be permitted to elect to defer delivery of the proceeds of exercise of an unexercised Option or the corresponding Stock Appreciation Right.”